Exhibit 4.1

REALNETWORKS, INC.
DESIGNATION OF RIGHTS AND PREFERENCES OF
SERIES B PREFERRED STOCK

Pursuant to the authority granted to and vested in the Board of Directors of RealNetworks, Inc., a Washington corporation (the “Corporation”), in accordance with the provisions of the Corporation’s Amended and Restated Articles of Incorporation (the “Articles”; all capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Articles unless otherwise indicated), the Board of Directors hereby establishes a series of the Corporation’s Preferred Stock, par value $0.001, consisting of 8,100,000 shares designated Series B Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

Section 1.    Designation and Amount. Eight million one hundred thousand (8,100,000) shares shall be designated herein as the “Series B Preferred Stock.” The Series B Preferred Stock shall have a par value of $0.001 per share.

Section 2.    Proportional Adjustment. In the event the Corporation shall at any time after the issuance of any share or shares of Series B Preferred Stock (i) declare any dividend on Common Stock of the Corporation (“Common Stock”) payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series B Preferred Stock, if any.

Section 3.    Dividends and Distributions.

(a)    Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends or distributions, as the case may be, when, as and if declared by the Board of Directors for the holders of shares of Common Stock, out of funds legally available for that purpose (other than a dividend payable solely in shares of Common Stock), on a pari passu basis with all such dividends or distributions so-declared for the benefit of the holders of shares of Common Stock and in an amount per share (rounded to the nearest cent) equal to the aggregate per share amount of all cash dividends issuable to the holders of shares of Common Stock, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions issuable to the holders of shares of Common Stock, in all cases subject to Section 2 hereof.

(b)    The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (a) above simultaneously with any declaration of a dividend or distribution on the Common Stock (other than a dividend payable solely in shares of Common Stock).

(c)    Dividends shall not accrue on outstanding shares of Series B Preferred Stock unless otherwise determined by the Board of Directors with respect to any dividends payable to holders of shares of Common Stock, in which case dividends on shares of Series B Preferred Stock shall accrue and be payable according to the same terms and conditions as those applicable to the Common Stock as determined by the Board of Directors. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be the same as that date set for holders of shares of Common Stock similarly entitled to payment of a dividend or distribution.

Section 4.    No Voting Rights. The holders of shares of Series B Preferred Stock shall have no voting rights and their consent shall not be required (except to the extent required by applicable law) for taking any corporate action.

Section 5.    Certain Restrictions.

(a)    The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock after the first issuance of a share or fraction of a share of Series B Preferred Stock unless it shall have also declared a dividend on, made any distribution on, or redeemed or purchased or otherwise acquired for consideration any shares of Common Stock as required by Section 3 hereof.

(b)    Whenever dividends or distributions payable on the Series B Preferred Stock, as provided in Section 3, are in arrears, thereafter and until all unpaid dividends and distributions, as declared by the Board of Directors, on shares of outstanding Series B Preferred Stock are paid in full, the Corporation shall not take any action otherwise prohibited by the Board of Directors in connection with the Corporation’s payment of any and all unpaid dividends and distributions declared on shares of Series B Preferred Stock.

Section 6.    Transfer. Shares of Series B Preferred Stock may be transferred, whether by operation of assignment, deed, conveyance or otherwise by law by any holder thereof (a “Series B Transferor”) to a transferee that (i) is an Affiliate (as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date hereof (the “Exchange Act”)) of such Series B Transferor; (ii) is an Associate (as such term is defined in the Exchange Act) of such Series B Transferor; or (iii) is a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or domestic partner (whether of a Series B Transferor or of the child or grandchild, whether or not adopted, of a Series B Transferor), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of a Series B Transferor who is a natural person (collectively, an “Immediate Family Member”) or a trust for the benefit of one or more of such Series B Transferor’s Immediate Family Members (clauses (i)-(iii) above together, a “Permitted Series B Transferee”); provided, however, that (x) the Corporation is, prior to such transfer, furnished with written notice of the name and address of such Permitted Series B Transferee and the number of shares of Series B Preferred Stock being transferred; and (y) such Permitted Series B Transferee receives such shares of Series B Preferred Stock subject in all respects to the terms and conditions set forth herein and agrees in a written instrument delivered to the Corporation to be bound by and subject to the terms and conditions of the Articles. Should for any reason any transferee of shares of Series B Preferred Stock not qualify as a Permitted Series B Transferee (a “Converting Series B Transferee”), then all such shares of Series B Preferred Stock transferred shall automatically, without any further action by the Corporation, the Series B Transferor or the Converting Series B Transferee (except as otherwise indicated herein) and concurrently in connection with such transfer, be converted into shares of Common Stock according to a 1:1 conversion ratio, and such Converting Series B Transferee shall, upon delivery and receipt of such shares, hold a number of shares of Common Stock equivalent to the number of shares of Series B Preferred Stock formerly held by such Converting Series B Transferee with all the rights, privileges and obligations appurtenant thereto according to the terms of the Rights Plan and hereof. For the avoidance of doubt, once such shares of Common Stock are received by the Converting Series B Transferee, such shares of Common Stock may not be transferred back to the original Series B Transferor without the prior written approval of shareholders comprising no less than 60% of the outstanding shares of Common Stock, which such approval may be withheld in the sole discretion of such shareholders.

Section 7.    Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows:

(a)    Right to Convert. Subject to the terms and conditions set forth in this Section 7, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof (the “Conversion Right”), at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock equal to one times (1x) the total number of shares of Series B Preferred Stock then held by such shareholder (the “Series B Conversion Ratio”). Notwithstanding the foregoing or anything else to the contrary contained herein, in the event that, prior to the exercise by any Series B

Preferred Stock shareholder (a “Converting Shareholder”) of such Converting Shareholder’s Conversion Right, it is determined that such Converting Shareholder’s aggregate beneficial ownership (as such term is defined in the Corporation’s Amended and Restated Shareholder Rights Plan, by and between the Corporation and Computershare Inc., as in effect as of such date (the “Rights Plan”)) of shares of the Corporation’s Common Stock immediately subsequent to such exercise would equal at least 38.5% of the Corporation’s total number of shares of Common Stock then outstanding (the “Ownership Threshold”), such Converting Shareholder’s Conversion Right shall be automatically and irrevocably suspended, and such Converting Shareholder shall no longer be able to exercise the Conversion Right, until such time as the Ownership Threshold would not be met or exceeded upon exercise of the Conversion Right by such Converting Shareholder.

(b)    Mechanics of Conversion. Upon the exercise of the Conversion Right as set forth in Section 7(a) hereof, the Corporation shall issue such number of shares of Common Stock fractional or whole to the Converting Shareholder according to the Series B Conversion Ratio. In lieu of any fractional shares to which a Converting Shareholder would otherwise be entitled, the Corporation may elect to pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Before any holder of Series B Preferred Stock shall be entitled to convert into full shares of Common Stock, and to receive certificates therefor (in the event that such shares are certificated), such person shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such person elects to convert the same, together, in the case of either (A) or (B), with an election of whether the holder is electing to convert any declared but unpaid dividends (if any) into Common Stock or is electing to receive a cash payment for such dividends as provided below. The Corporation shall, at any time after such delivery, or after such agreement and indemnification, in each case as determined by the Board of Directors in accordance with the Articles, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and an amount equal to all declared but unpaid dividends (if any) payable (i) in shares of Common Stock at the then fair market value of such shares as determined in good faith by the Board of Directors at the time of the conversion, or (ii) in cash, as determined in good faith by the Board of Directors. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with (a) a transaction or series of related transactions (whether by merger, consolidation or otherwise) in which an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (a “Person”), or a group of related Persons, in each case, other than any Affiliate of the Corporation, acquires from shareholders of the Corporation shares representing more than fifty percent (50%) of the outstanding voting power of the Corporation (a “Stock Sale”), either by way of a solicitation by means of a tender offer approved by the Board of Directors and made in accordance with the rules and regulations promulgated by the Securities and Exchange Commission (a “Tender Offer”) or otherwise, or (b) a sale, conveyance or otherwise a disposal by the Corporation of all or substantially all of its assets, property or business, or any other event, the conversion may, at the option of any holder tendering such Series B Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(c)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles.

Section 8.    Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series B Preferred Stock and may be reissued in the same manner as Common Stock, subject to the conditions and restrictions on issuance set forth herein.

Section 9.     Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock shall be entitled to receive, on a pari passu basis with holders of any shares of Common Stock, an aggregate amount per share equal to the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series B Preferred Stock.

Section 10.     Consolidation, Merger, etc. Subject in all respects to the terms and conditions set forth in Section 7, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to one times (1x) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 11.    No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

Section 12.    Ranking. The Series B Preferred Stock shall rank on par with the Corporation’s Common Stock and junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the rights, privileges and obligations attendant to the Common Stock or any such series of Preferred Stock shall provide otherwise or as otherwise may be required by applicable law.

Section 13.    Amendment. Subject to the provisions of Section 4 hereof and only to the extent required by applicable law, the Articles shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the holders of Series B Preferred Stock so as to affect them in a disproportionately adverse manner, without the affirmative vote of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting together as a separate class.

Section 14.    Fractional Shares. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

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